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                                                                      EXHIBIT 99

June 11, 2002


United States Securities and Exchange Commission
Washington, D.C. 20549

Re:  Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

The Plan administrator has obtained a representation from Arthur Andersen LLP, dated as of June 6, 2002, that states:

"We have audited the statement of net assets available for plan benefits of the Savings Plan of the Connecticut Water Company as of December 31, 2001, and the related statement of changes in net assets available for plan benefits for the year then ended and have issued our report thereon dated April 24, 2002. We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen LLP personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen LLP is not relevant to this audit."

                                SAVINGS PLAN OF THE CONNECTICUT WATER COMPANY


                                By: /s/ David C. Benoit
                                   -----------------------------------------
                                      Name: David C. Benoit
                                      Title: Vice President and Chief Financial
                                             Officer, Connecticut Water Company,
                                             the Plan Administrator